UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	84-5052822
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10900 NE 4th Street Suite 2300 Bellevue, WA	98004
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Units, each consisting of one share of common stock, one redeemable warrant and one right	The Nasdaq Stock Market LLC

Common stock, par value $0.0001	The Nasdaq Stock Market LLC

Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

Rights to receive one-tenth (1/10) of one share of common stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-264597 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form 8-A of Bellevue Life Sciences Acquisition Corp. (the “Registrant”) filed on May 11, 2022 (the “Registration Statement”) is filed for the sole purpose of adding to the Registration Statement rights included in the units. Each right entitles the holder thereof to receive one-tenth (1/10) of a share of common stock upon the consummation of the Registrant’s initial business combination. The rights will be registered on The Nasdaq Stock Market LLC along with the other securities referenced in the previously filed Registration Statement. Except as described above, no other changes have been made to the Registration Statement.

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the units, common stock, redeemable warrants and rights of the Registrant. The description of the units, common stock, redeemable warrants and rights contained under the heading “Description of Securities” in the registration statement initially filed with the Securities and Exchange Commission on April 29, 2022 (File No. 333-264597) (as amended from time to time, the “Registration Statement”) to which this Form 8-A relates is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

Item 2.	Exhibits

Pursuant to the instructions for Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

Date: February 8, 2023	By:	/s/ Kuk Hyoun Hwang
Kuk Hyoun Hwang
Chief Executive Officer